Exhibit 99.1

Shift4 Payments Announces Senior Notes Offering

ALLENTOWN, PA., October 13, 2020 – Shift4 Payments, Inc. (NYSE: FOUR), a leading independent provider of integrated payment processing and technology solutions, today announced that its subsidiaries, Shift4 Payments, LLC (“Shift4”) and Shift4 Payments Finance Sub, Inc., are proposing to offer $450.0 million aggregate principal amount of senior notes (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed, jointly and severally, on a senior unsecured basis, by certain of Shift4’s subsidiaries.

Shift4 intends to use the net proceeds of the offering, together with cash on hand, to (i) repay all indebtedness outstanding under its first lien term loan facility (the “First Lien Term Loan Facility”) and (ii) the remainder, if any, for general corporate purposes. As of the date of this press release, the outstanding aggregate principal amount of the First Lien Term Loan Facility is $450.0 million.

The Notes have not been and will not be registered under the Securities Act and have not and will not be offered or sold within the United States or to U.S. persons, except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the Notes will be made only by means of a private offering memorandum.

There can be no assurances that the offering of the Notes will be completed as described herein or at all.

About Shift4 Payments:

Shift4 Payments (NYSE: FOUR) is a leading independent provider of integrated payment processing and technology solutions, delivering a complete ecosystem of solutions that extend beyond payments to include a wide range of value-added services. The company’s technologies help power over 350 software providers in numerous industries, including hospitality, retail, F&B, e-commerce, lodging, gaming, and many more. With over 7,000 sales partners, the company securely processed more than 3.5 billion transactions annually for over 200,000 businesses in 2019.

Investor Relations:

Sloan Bohlen

610.596.4475

investors@shift4.com

Media Contacts:

James McCusker

jmccusker@soleburytrout.com

Nate Hirshberg

Vice President, Marketing

Shift4 Payments

888.276.2108 x1107

nhirshberg@shift4.com